EXHIBIT 23.1


                          Independent Auditors' Consent


The Board of Directors
Monmouth Community Bancorp:


We consent to the incorporation by reference in Registration Statement No. 333-100893 on Form S-8 of Monmouth Community Bancorp of our report dated January 27, 2003 relating to the consolidated statements of financial condition of Monmouth Community Bancorp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended, which report appears in the Annual Report on Form 10-K of Monmouth Community Bancorp for the year ended December 31, 2002.




                                            KPMG LLP


Short Hills, New Jersey
March 28, 2003